004 Putnam Income Fund
10/31/12 Annual

Because of the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  26,044
Class B	  955
Class C	  3,948
Class M   4,647

72DD2 (000s omitted)

Class R   144
Class R5  *
Class R6  *
Class Y	  5,027

* Amount represents less than 1

73A1

Class A   0.212
Class B	  0.163
Class C	  0.163
Class M   0.199

73A2

Class R   0.198
Class R5  0.071
Class R6  0.071
Class Y	  0.226

74U1 (000s omitted)

Class A	  120,940
Class B	  5,723
Class C	  23,054
Class M   21,221

74U2 (000s omitted)

Class R   729
Class R5  1
Class R6  1
Class Y	  26,314

74V1

Class A	  7.27
Class B	  7.20
Class C	  7.22
Class M   7.12

74V2

Class R   7.23
Class R5  7.35
Class R6  7.36
Class Y	  7.36



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.